EXHIBIT 99.11

AMENDMENT NO. 1 TO AMENDED AND RESTATED LOCK-UP WAIVERS AGREEMENT

This Amendment No. 1 to Amended and Restated Lock-up Waivers Agreement, dated as of May 10, 2018 (this “Amendment”), is entered into by and among Virtu Financial, Inc. (the “Company”) and the parties named on the signature pages hereto (collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Waiver Agreement (as defined below).

RECITALS

WHEREAS, the Company, TJMT Holdings LLC (“TJMT”) and Vincent Viola (together with TJMT, the “Viola Entities”), North Island Holdings I, LP (the “North Island Entity”), Havelock Fund Investments Pte Ltd (“Havelock”), Aranda Investments Pte. Ltd. (“Aranda” and, together with Havelock, the “Temasek Entities”) are parties to the Amended and Restated Lock-up Waiver Agreement, dated as of April 20, 2017 (the “Waiver Agreement”), by and among the Company and certain of its stockholders party thereto;

WHEREAS, Section 3 of the Waiver Agreement provides that the Waiver Agreement may be amended if such amendment is consented to in writing by the Company, the Viola Entities, the North Island Entity and the Temasek Entities;

WHEREAS, Mr. Michael Viola wishes to become party to the Waiver Agreement; and

WHEREAS, the Company, the Viola Entities, the North Island Entity and the Temasek Entities wish to amend certain provisions of the Waiver Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Waiver Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the parties to this Amendment, each intending to be legally bound, do hereby agree as follows:

1. Schedule A to the Waiver Agreement is hereby amended to include Mr. Michael Viola under the heading “Viola Entities.”

2. Except as expressly set forth herein, the Waiver Agreement will be and is unchanged and will remain in full force and effect. On and after the date hereof, each reference in the Waiver Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Waiver Agreement as amended hereby. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Waiver Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

3. This Amendment shall be governed by and construed in accordance with the Waiver Agreement.

4. This Amendment may be executed and delivered in one or more counterparts, and by the different parties hereto in may be executed in multiple counterparts, including by means of facsimile or .pdf, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

5. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

VIRTU FINANCIAL, INC.

By:	/s/ Douglas A/ Cifu
Name: Douglas A. Cifu
Title: Chief Executive Officer

Michael Viola

/s/ Michael Viola

VIOLA ENTITIES

Vincent Viola

/s/ Vincent Viola

TJMT HOLDINGS LLC

By:	/s/ Michael Viola
Name: Michael Viola
Title: Class B Managing Member

NORTH ISLAND ENTITY

NORTH ISLAND HOLDINGS I, LP

By: North Island Holdings I GP, LP, its general partner

By: North Island Ventures, LLC, its general partner

By:	/s/ Jeremy Henderson
Name: Jeremy Henderson
Title: C.O.O.

[Signature Page to Amendment No. 1 to Lock-Up Waivers Agreement]

TEMASEK ENTITIES

HAVELOCK FUND INVESTMENTS PTE LTD

By:	/s/ Png Chin Yee
Name: Png Chin Yee
Title: Authorized Signatory

ARANDA INVESTMENTS PTE. LTD.

By:	/s/ Png Chin Yee
Name: Png Chin Yee
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Lock-Up Waivers Agreement]